Exhibit 99.1

NEWS RELEASE

For More Information Contact:

Greg Miller, Chief Financial Officer

(408) 263-3214

gregm@calmicro.com

California Micro Devices Reports September Quarter Financial Results

Net profit of $0.04 per share and revenues of $14.9 million exceed guidance

MILPITAS, Calif. – Oct. 23, 2003 – California Micro Devices (NASDAQ: CAMD) today announced financial results for the second quarter of fiscal 2004, which ended September 30, 2003. Net profit per share of $0.04 exceeded guidance, compared to net losses of $0.08 in the prior quarter and $0.14 a year ago. Revenue of $14.9 million also exceeded guidance, representing a 25 percent increase over the $11.9 million in the prior quarter, and a 38 percent increase over the $10.8 million in the same quarter a year ago.

“Our fiscal Q2 financial performance signals a clear turnaround for our company, validating the strategy we put in place more than two years ago to more tightly focus our market strategy and adopt a ‘fab lite’ manufacturing model,” said Robert V. Dickinson, president and CEO. “In addition to our return to profitability for the first time since Q3 of fiscal 2001, our quarterly revenue reached the highest level in three years.”

Fiscal Q2 revenue growth was driven primarily by exceptionally strong demand for Mobile products together with strong shipments and higher prices for Medical products. Revenue from Computing products also grew in the quarter due partly to seasonal strength. Commenting on leading indicators, Dickinson reported that bookings in the quarter grew to $15.4 million, the highest level in three years, and that the number of design wins grew to 120, an all-time high. He further noted that a major process technology enhancement plus a number of noteworthy products were introduced during the quarter.

For the September quarter, California Micro Devices reported it had positive operating cash flow and that its cash balance increased to $10.4 million from the $3.3 million at the end of the prior quarter. The company also confirmed it was in full compliance with all debt covenants.

Guidance Conference Call Today

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its September quarter results. Within the USA, interested parties can access the conference call by dialing (800) 218-9073. International parties may access the conference call by dialing (303) 205-0044. No password is necessary.

Telephone replay of the conference call will be available from approximately 4:00 p.m. Pacific Time today until midnight Pacific Time on December 15th. To access this recording, please dial (800) 405-2236 and enter the conference pass code 552079. International callers may dial (303) 590-3000 and enter the same pass code.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and consumer electronics markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward looking statements made in this release include that the financial results achieved in the second fiscal quarter signal a clear turnaround for the company and validate our market focus and fab-lite strategy. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, our unit sales continuing or growing due to growth in or our increased penetration of our target markets, competitive pressures not eroding our prices, and our contract manufacturer continuing to produce quality product in a timely manner as well as other risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ is a trademark of California Micro Devices. All other trademarks are property of their respective owners.

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Statements of Operations

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Net sales	$14,857	$10,761	$26,766	$20,129

Costs and expenses:
Cost of sales	9,986	9,061	19,142	15,467
Research and development	991	894	2,043	1,776
Selling, general and administrative	2,990	2,507	5,668	5,167

Total costs and expenses	13,967	12,462	26,853	22,410

Operating profit (loss)	890	(1,701)	(87)	(2,281)

Other expense, net	208	265	451	506

Net income (loss)	$682	$(1,966)	$(538)	$(2,787)

Net income (loss) per share—basic	$0.04	$(0.14)	$(0.03)	$(0.20)

Net income (loss) per share—diluted	$0.04	$(0.14)	$(0.03)	$(0.20)

Weighted average common shares outstanding—basic	17,642	14,209	16,764	14,069

Weighted average common shares outstanding—diluted	17,967	14,209	16,764	14,069

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Balance Sheets

(amounts in thousands)

	September 30, 2003	March 31, 2003*
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$10,428	$4,513
Accounts receivable, net	5,995	5,281
Inventories	4,361	3,577
Prepaid expenses and other current assets	224	652

Total current assets	21,008	14,023

Property, plant and equipment, net	8,688	10,087
Restricted cash	980	880
Other long-term assets	413	415

Total assets	$31,089	$25,405

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,026	$3,195
Accrued liabilities	3,554	2,631
Deferred margin on shipments to distributors	1,357	1,873
Current maturities of long-term debt and capital lease obligations	1,659	1,603

Total current liabilities	10,596	9,302

Long-term debt, less current maturities	7,535	8,308
Other long-term liabilities	38	—

Total liabilities	18,169	17,610

Shareholders’ equity:
Common stock	79,903	74,240
Accumulated deficit	(66,983)	(66,445)

Total shareholders’ equity	12,920	7,795

Total liabilities and shareholders’ equity	$31,089	$25,405

*	Derived from audited financial statements.